EXHIBIT 10.18.1

T. ROWE PRICE GROUP, INC.
2012 LONG-TERM INCENTIVE PLAN

Table of Contents
Page

1.	History; Effective Date 1

2.	Purposes of the Plan 1

3.	Terminology 1

4.	Administration 1

(a)	Administration of the Plan 1

(b)	Powers of the Administrator 1

(c)	Delegation of Administrative Authority 2

(d)	Non-Uniform Determinations 3

(e)	Limited Liability 3

(f)	Indemnification 3

(g)	Effect of Administrator’s Decision 3

5.	Shares Issuable Pursuant to Awards 3

(a)	Initial Share Pool 3

(b)	Adjustments to Share Pool 3

(c)	Code Section 162(m) Individual Limits 4

(d)	ISO Limit 4

(e)	Source of Shares 4

6.	Participation 5

7.	Awards 5

(a)	Awards, In General 5

(b)	Minimum Restriction Period for Full Value Awards 5

(c)	Stock Options 5

(d)	Limitation on Reload Options 6

(e)	Stock Appreciation Rights 6

(f)	Prohibition on Repricing 7

(g)	Stock Awards 7

(h)	Stock Units 8

(i)	Performance Shares and Performance Units 9

(j)	Other Stock-Based Awards 9

(k)	Qualified Performance-Based Awards 9

(l)	Awards to Participants Outside the United States 11

(m)	Limitation on Dividend Reinvestment and Dividend Equivalents 11

8.	Withholding of Taxes 11

9.	Transferability of Awards 11

10.	Adjustments for Corporate Transactions and Other Events 12

(a)	Mandatory Adjustments 12

(b)	Discretionary Adjustments 12

Table of Contents
(continued)
Page

(c)	Adjustments to Performance Goals 12

(d)	Statutory Requirements Affecting Adjustments 12

(e)	Dissolution or Liquidation 13

11.	Change in Control Provisions 13

(a)	Termination of Awards 13

(b)	Continuation, Assumption or Substitution of Awards 13

(c)	Section 409A Savings Clause 14

12.	Substitution of Awards in Mergers and Acquisitions 14

13.	Compliance with Securities Laws; Listing and Registration 14

14.	Section 409A Compliance 15

15.	Plan Duration; Amendment and Discontinuance 15

(a)	Plan Duration 15

(b)	Amendment and Discontinuance of the Plan 16

(c)	Amendment of Awards 16

16.	General Provisions 16

(a)	Non-Guarantee of Employment or Service 16

(b)	No Trust or Fund Created 16

(c)	Status of Awards 16

(d)	Affiliate Employees 17

(e)	Governing Law and Interpretation 17

(f)	Use of English Language 17

(g)	Recovery of Amounts Paid 17

17.	Glossary 17

1.	History; Effective Date.

T. ROWE PRICE GROUP, INC., a Maryland corporation (“Price Group”), has established the T. ROWE PRICE GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Price Group (the “Board”) on February 23, 2012 as a successor plan to Price Group’s 2004 Stock Incentive Plan, and is effective as of the date that it is approved by the stockholders of Price Group (the “Effective Date”). No awards will be made under Price Group’s 2004 Stock Incentive Plan after the Effective Date of this Plan.

2.	Purposes of the Plan.

The Plan enables Price Group to continue to grant stock-based and cash-based incentive awards which the Board believes provide Price Group with a competitive advantage in recruiting, retaining and motivating key individuals whose efforts contribute to the growth, profitability and long-term success of Price Group. Incentive awards enable such individuals to acquire or increase, and benefit from, equity ownership in Price Group or receive compensation upon achievement of specified performance objectives, thereby strengthening their commitment to the success of Price Group and stimulating their efforts on behalf of Price Group. Toward this objective, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3.	Terminology.

Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4.	Administration.

(a)Administration of the Plan. The Plan shall be administered by the Administrator.

(b)Powers of the Administrator.

The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:
(i)    determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;
(ii)    determine the types of Awards to be granted any Eligible Individual;
(iii)    determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;
(iv)    determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) subject to Section 7(b), the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v)    subject to Sections 7(f), 7(k), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;
(vi)    subject to Section 7(b), accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made with respect to a Qualified Performance-Based Award if the effect of such action would cause the Award to fail to qualify for the Section 162(m) Exemption or shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;
(vii)    determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;
(viii)    for any purpose, including but not limited to, qualifying for preferred tax treatment, accommodating the customs or otherwise complying with the regulatory requirements of local or foreign (non-United States) jurisdictions, adopt, amend, modify, administer or terminate sub‑plans and special provisions applicable to Awards regulated by the laws of a jurisdiction outside of the United States, which sub-plans and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub‑plans and special provisions.
(ix)    establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;
(x)    determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;
(xi)    administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;
(xii)    establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;
(xiii)    correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall deem it desirable to carry it into effect; and
(xiv)    otherwise administer the Plan and all Awards granted under the Plan.
(c)Delegation of Administrative Authority. The Administrator may designate employees of Price Group or any Affiliate, including without limitation the management compensation committee of Price Group, to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and exchange rules, may grant authority to officers or other employees to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the exercise of discretion with respect to Awards to Eligible Individuals who are “covered employees” within the meaning of Section 162(m) of the Code or officers under Section 16 of the Exchange Act.

(d)Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(f)Indemnification. To the maximum extent permitted by law, by Price Group’s charter and by‑laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is an employee of Price Group or an Affiliate shall be indemnified by Price Group against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(g)Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Price Group, its stockholders, any Participants and any other employee, consultant, or director of Price Group and its Affiliates, and their respective successors in interest. Notwithstanding the foregoing, following a Change in Control, any determination by the Administrator as to whether “Cause” or “Good Reason” exists shall be subject to de novo review by a court of competent jurisdiction.

5.Shares Issuable Pursuant to Awards.

(a)Initial Share Pool. As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards granted under the Plan (the “Share Pool”) shall be equal to the sum of (i) 5,000,000 shares plus (ii) the number of shares available for issuance as of the Effective Date under Price Group’s 2004 Stock Incentive Plan (the “2004 Plan”) that are not then subject to outstanding Awards.

(b)Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i)    The Share Pool shall be reduced by one share for each share of Common Stock made subject to an Award granted under the Plan;
(ii)    The Share Pool shall be increased by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of Common Stock used as a reference measure for any Award that are not issued upon settlement of such Award;
(iii)    The Share Pool shall be increased by the number of shares of Common Stock that are forfeited back to Price Group after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award;
(iv)    The Share Pool shall be increased by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to Price Group in payment of the exercise price of any Award;
(v)    The Share Pool shall be increased by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to Price Group in payment of the statutory minimum Tax Withholding Obligation that arises in connection with any Award; and
(vi)    The Share Pool shall be increased by the amount of any shares of Common Stock reacquired by Price Group on the open market or otherwise using the cash proceeds received by Price Group in payment of the exercise price and/or the statutory minimum Tax Withholding Obligation that arises in connection with the exercise of stock options, provided, however, that the maximum number of shares that may be so added to the Share Pool, irrespective of the date of purchase, shall be equal to (A) the amount of the cash proceeds received by Price Group, divided by (B) the Fair Market Value of the Common Stock on the date of the exercise that generated such proceeds.
(c)Code Section 162(m) Individual Limits. Mandatorily adjusted pursuant to Section 10(a) on December 13, 2012 by 1.56% and on April 7, 2015 by 2.50% to reflect the Company’s declaration and payment of extraordinary dividends. Subject to adjustment as provided in Section 10 of the Plan:

(i)    the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of stock options or stock appreciation rights is, in the aggregate, 1,040,990 shares;
(ii)    the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a calendar year to any one person in the form of Performance Awards is, in the aggregate, 1,040,990 shares, and
(iii)    in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Shares, the maximum cash amount payable thereunder is the amount equal to the number of shares made subject to the Award, as limited by Section 5(c)(ii), multiplied by the Fair Market Value as determined as of the payment date; and
(iv)    in connection with Awards granted under the Plan during a calendar year to any one person in the form of Performance Units, the maximum cash amount payable under such Performance Units is $15,000,000;
provided, however, that each of the limitations set forth above in clauses (i), (ii) and (iii) of this Section 5(c) shall be multiplied by two when applied to Awards granted to any individual during the calendar year in which such individual first commences service with Price Group or an Affiliate; and provided, further, that the limitations set forth above in clauses (ii) and (iii) of this Section 5(c) shall be multiplied by the number of calendar years over which the applicable Performance Period spans (in whole or in part), if the Performance Period is longer than 12 months’ duration, when applied to Performance Awards. If an Award is terminated, surrendered or canceled in the same year in which it was granted, such Award nevertheless will continue to be counted against the limitations set forth above in this Section 5(c) for the calendar year in which it was granted.
(d)ISO Limit.* Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be 12,491,880 shares.

(e)Source of Shares. The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Price Group’s charter but unissued, including without limitation shares purchased in the open market or in private transactions.

6.Participation.

Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Price Group or an Affiliate; provided, however, that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

7.	Awards.

(a)Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Price Group and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b)Minimum Restriction Period for Full Value Awards. Except as provided below and notwithstanding any provision of the Plan to the contrary, each Full Value Award granted under the Plan shall be subject to a minimum Restriction Period of 12 months from the date of grant if vesting of or lapse of restrictions on such Award is based on the satisfaction of Performance Goals and a minimum Restriction Period of 36 months from the date of grant, applied in either pro rata installments or a single installment, if vesting of or lapse of restrictions on such Award is based solely on the Participant’s satisfaction of specified service requirements with Price Group and its

Affiliates. If the grant of a Performance Award is conditioned on satisfaction of Performance Goals, the Performance Period shall not be less than 12 months’ duration, but no additional minimum Restriction Period need apply to such Award. Except as provided below and notwithstanding any provision of the Plan to the contrary, the Administrator shall not have discretionary authority to waive the minimum Restriction Period applicable to a Full Value Award, except in the case of death, disability, retirement, or a Change in Control. The provisions of this Section 7(b) shall not apply and/or may be waived, in the Administrator’s discretion, with respect to up to the number of Full Value Awards that is equal to five percent (5%) of the aggregate Share Pool as of the Effective Date.

(c)Stock Options.

(i)    Grants. A stock option means a right to purchase a specified number of shares of Common Stock from Price Group at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Price Group or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Price Group, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.
(ii)    Exercise. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by Price Group or an Affiliate or with which Price Group or an Affiliate combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.
(iii)    Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.
(iv)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.
(d)Limitation on Reload Options. Other than to fulfill Price Group’s obligation under any outstanding Award granted under a Prior Plan, the Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted upon receipt of delivery of Common Stock to Price Group in payment of the exercise price or any tax withholding obligation under any other stock option.

(e)Stock Appreciation Rights.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Price Group or an Affiliate or with which Price Group or an Affiliate combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii)    Exercise. Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Price Group of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.
(iii)    Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.
(iv)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.
(f)Prohibition on Repricing. Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving Price Group (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by Price Group’s stockholders.

(g)Stock Awards.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.
(ii)    Vesting. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. In the event that the Administrator conditions the grant or vesting of a Stock Award upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the Participant, the Administrator may, prior to or at the time of grant, designate the Stock Award as a Qualified Performance-Based Award. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.
(iii)    Rights of a Stockholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Dividends declared payable on Restricted Stock shall be paid either at the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by Price Group and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Price Group shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Price Group.
(iv)    Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.
(v)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.
(h)Stock Units.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Restricted Stock Units represent a contractual obligation by Price Group to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.
(ii)    Vesting and Payment. Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. In the event that the Administrator conditions the vesting and/or lapse of risk of forfeiture of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the Participant, the Administrator may, prior to or at the time of grant, designate the Award of Restricted Stock Units as a Qualified Performance-Based Award. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Price Group, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.
(iii)    No Rights of a Stockholder; Dividend Equivalents. Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Price Group with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.
(iv)    Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.
(v)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.
(i)Performance Shares and Performance Units.

(i)    Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.
(ii)    Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The Administrator may, prior to or at the time of grant, designate an Award of Performance Shares or Performance Units as a Qualified Performance-Based Award. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.
(iii)    Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.
(j)Other Stock-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

(k)Qualified Performance-Based Awards.

(i)    Stock Options and Stock Appreciation Rights. The provisions of the Plan are intended to ensure that all stock options and stock appreciation rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such stock option or stock appreciation right is expected to be deductible to Price Group or an Affiliate qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards, and the Plan shall be interpreted and operated consistent with that intention.

(ii)    Grant Process for Performance Awards. When granting any Award other than a stock option or stock appreciation right, the Administrator may designate such Award as a Qualified Performance-Based Award, based upon a determination that (A) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award and (B) the Administrator wishes such Award to qualify for the Section 162(m) Exemption. For any Award so designated as a Qualified Performance-Based Award, the Administrator shall take steps to ensure that the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of “outside directors” (within the meaning of Section 162(m) of the Code) and that the Performance Goals be established, in writing, by the Administrator within the time period prescribed by Section 162(m) of the Code). The Performance Goals established by the Administrator for each Qualified Performance-Based Award shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the Participant based on such performance. The Administrator may retain in an Award Agreement the discretion to reduce (but not to increase) the amount or number of Qualified Performance-Based Awards which will be earned based on the achievement of Performance Goals. When the Performance Goals are established, the Administrator shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals.
(iii)    Certification and Payment. Following completion of the applicable Performance Period, and prior to any, as applicable, grant, vesting, lapse of restrictions on or payment of a Qualified Performance-Based Award, the Administrator shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Administrator at which certification is made shall be sufficient to satisfy the requirement of a written certification. No Qualified Performance-Based Awards will be granted, become vested, have restrictions lapse or be paid, as applicable, for a Performance Period until such certification is made by the Administrator. The amount of a Qualified Performance-Based Award actually granted, vested, or paid to a Participant, or on which restrictions shall lapse, may be less than the amount determined by the applicable Performance Goal formula, at the discretion of the Administrator to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period or otherwise, subject to the terms and conditions of the applicable Award Agreement.
(iv)    Performance Goals. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to U.S. GAAP, non‑GAAP or other objective standards in a manner consistent with Price Group’s or its Affiliate’s established accounting policies, all as the Administrator shall determine at the time the Performance Goals for a Performance Period are established. In addition, to the extent consistent with the requirements of the Section 162(m) Exemption, the Administrator may provide at the time Performance Goals are established for Qualified Performance-Based Awards that the manner in which such Performance Goals are to be calculated or measured may take into account, or ignore, capital costs, interest, taxes, depreciation and amortization and other factors over which the Participant has no (or limited) control including, but not limited to, restructurings, discontinued operations, impairments, changes in foreign currency exchange rates, extraordinary items, certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses), the consolidation of investment products, other unusual non-recurring items, industry margins, general economic conditions, interest rate movements and the cumulative effects of tax or accounting changes.
(v)    Non-delegation. No delegate of the Administrator is permitted to exercise authority granted to the Administrator under Section 4 to the extent that the exercise of such authority by the delegate would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.
(l)Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Price Group or an Affiliate to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(m)Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(m).

8.Withholding of Taxes.

Participants and holders of Awards shall pay to Price Group or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Price Group under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Price Group and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount (and not any greater amount) required to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Price Group or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

9.	Transferability of Awards.

Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed.

10.	Adjustments for Corporate Transactions and Other Events.

(a)Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting Price Group (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Price Group (each, a “Share Change”), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities with respect to which Awards may be granted during any one calendar year to any individual, (iii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iv) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (v) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b)Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Price Group receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price does not exceed the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Price Group and securities of entities other than Price Group) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

(c)Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Price Group’s financial statements, notes to the financial statements, management’s discussion and analysis or other Price Group filings with the Securities and Exchange Commission; provided, however, that, except in connection with death, disability or a Change in Control, no such adjustment shall be made if the effect would be to cause an Award that is intended to be a Qualified Performance-Based Award to no longer constitute a Qualified Performance-Based Award. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Price Group or the applicable subsidiary, business segment or other operational unit of Price Group or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable; provided, however, that, except in connection with death, disability or a Change in Control, no such modification shall be made if the effect would be to cause an Award that is intended to be a Qualified Performance-Based Award to no longer constitute a Qualified Performance-Based Award.

(d)Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e)Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Price Group.

11.Change in Control Provisions.

(a)Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance of Substitute Awards of, the surviving or successor entity or a parent thereof. In the event of such termination, (i) the outstanding Awards that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable, be considered to be earned and payable in full, any deferral or other restriction thereon shall lapse, and any Restriction Period thereon shall terminate, (ii) the holders of stock options, stock appreciation rights and other

Awards granted under the Plan that are exchangeable for or convertible into Common Stock will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Awards, and (iii) the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan. Implementation of the provisions of the immediately foregoing sentence shall be conditioned upon consummation of the Change in Control.

(b)Continuation, Assumption or Substitution of Awards. Unless otherwise provided in the applicable Award Agreement, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance of Substitute Awards of, the surviving or successor entity or a parent thereof, then upon a Participant’s Termination of Service during the 18-month period following a Change in Control, (x) by Price Group, an Affiliate, or a successor to Price Group or an Affiliate other than for Cause, Total and Permanent Disability or death or (y) by the Participant for Good Reason:

(i)    any outstanding stock options and stock appreciation rights granted under the Plan to the Participant or any such Substitute Awards which are not then exercisable and vested shall become fully exercisable and vested;
(ii)    the restrictions and deferral limitations applicable to any shares of Restricted Stock granted under the Plan to the Participant or any such Substitute Awards shall lapse and such shares of Restricted Stock shall become free of all restrictions and become fully vested and transferable;
(iii)    all Restricted Stock Units, Performance Shares and Performance Units granted under the Plan to the Participant or any such Substitute Awards shall be considered to be earned and payable at target level, any deferral or other restriction thereon shall lapse, any Restriction Period thereon shall terminate, and such Restricted Stock Units, Performance Shares and Performance Units or any such Substitute Awards shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable;
(iv)    each outstanding Performance Award granted under the Plan to the Participant or any such Substitute Award shall be deemed to satisfy any applicable Performance Goals as set forth in the applicable Award Agreement; and
(v)    subject to Section 15, the Administrator may also make additional adjustments and/or settlements of outstanding Awards granted to the Participant or any Substitute Awards as it deems appropriate and consistent with the Plan’s purposes.
(c)Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

12.Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Price Group or an Affiliate as the result of a merger or consolidation of the entity for which they perform services with Price Group or an Affiliate, or the acquisition by Price Group or an Affiliate of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13.	Compliance with Securities Laws; Listing and Registration.

(a)    The obligation of Price Group to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may violate the rules of any exchange on which Price Group’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Price Group’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Price Group shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.
(b)    Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
(c)    In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Price Group in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.

14.	Section 409A Compliance.

It is the intention of Price Group that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Price Group nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Price Group and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

15.	Plan Duration; Amendment and Discontinuance.

(a)Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the ECC to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) February 22, 2022. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before February 22, 2022, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards. Notwithstanding the continuation of the Plan, no Award (other than a stock option or stock appreciation right) that is intended to be a Qualified Performance-Based Award shall be granted on or after the fifth anniversary of the Effective Date unless the material terms of the applicable performance goals, within the meaning of Treasury Regulation Section 1.162-27(e)(4)(i), are approved by the stockholders of Price Group no later than the first stockholder meeting that occurs in the fifth year following the Effective Date.

(b)Amendment and Discontinuance of the Plan. The Board or the ECC may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Price Group or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Price Group’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(f) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the limitation on the issuance of reload or replenishment options. Except as otherwise determined by the Board or ECC, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)Amendment of Awards. Subject to Section 7(f), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates.

16.General Provisions.

(a)Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Price Group or any Affiliate or shall interfere in any way with the right of Price Group or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan.

(b)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Price Group and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Price Group pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Price Group.

(c)Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Price Group or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Price Group or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d)Affiliate Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Affiliate, Price Group may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Affiliate shall revert to Price Group.

(e)Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.

(f)Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

(g)Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to Price Group’s Policy for Recoupment of Incentive Compensation or any successor thereto (the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Price Group may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

17.Glossary.

Under this Plan, except where the context otherwise indicates, the following definitions apply:
(a)    “Administrator” means the ECC, or such other committee(s) or officer(s) duly appointed by the Board or the ECC to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the ECC; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the ECC or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or the ECC, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock, and with respect to any Award that is intended to be a Qualified Performance-Based Award, the Administrator shall consist of two or more directors, each of whom is intended to be, to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code.
(b)    “Affiliate” means any entity, whether previously, now or hereafter existing, in which Price Group, directly or indirectly, at the relevant time has a proprietary interest by reason of stock ownership or otherwise (including, but not limited to, joint ventures, limited liability companies, and partnerships) or any entity that provides services to Price Group or a subsidiary or affiliated entity of Price Group; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code, an “Affiliate” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.
(c)    “Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award, whether granted under this Plan or any Prior Plan.
(d)    “Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.
(e)    “Board” means the Board of Directors of Price Group.
(f)    “Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of Price Group, any of its Affiliates or a successor to Price Group or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Price Group, any of its Affiliates or a successor to Price Group or an Affiliate; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Price Group, any of its Affiliates or a successor to Price Group or an Affiliate, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of Price Group, or of its Affiliates, or a successor to Price Group or an Affiliate, or (C)  comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.
(g)    “Change in Control” means any of the following events:
(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than an employee benefit plan or related trust sponsored or maintained by Price Group or by an entity controlled by Price Group or an underwriter of the Common Stock in a registered public offering) (a “Person”), during any 12-month period ending on the date of the most recent acquisition by such Person, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares representing thirty percent (30%) or more of the combined voting power (without regard to any limitations contained in the Price Group charter) of the then outstanding voting securities of Price Group entitled to vote generally in the election of directors (the “Outstanding Price Group Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from Price Group; (2) any acquisition by Price Group or a wholly-owned subsidiary of Price Group; or (3) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or
(ii)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason, within any 12-month period, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment or election was endorsed by a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    consummation of a reorganization, merger, tender offer, share exchange, consolidation or other business combination, acquisition of Price Group equity securities, or sale or other disposition of all or substantially all of the assets of Price Group or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Price Group Shares and Outstanding Price Group Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation or other entity which as a result of such transaction owns Price Group or all or substantially all of Price Group’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Price Group Shares and Outstanding Price Group Voting Securities, as the case may be, (B) no Person (excluding such corporation or other entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of the corporation or other entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation or other entity and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction.
Notwithstanding the foregoing, an event described above shall be a Change in Control with respect to an Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code only if such event is also a change in the ownership or effective control of Price Group or a change in the ownership of a substantial portion of the assets of Price Group within the meaning of Section 409A of the Code to the extent necessary to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code.
(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.
(i)    “Common Stock” means shares of common stock of Price Group, par value twenty cents ($0.20) per share and any capital securities into which they are converted.
(j)    “Company” means Price Group and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Price Group.
(k)    “Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.
(l)    “ECC” means the Executive Compensation Committee of the Board.
(m)    “Effective Date” means the date on which adoption of the Plan is approved by the stockholders of Price Group.
(n)    “Eligible Individuals” means officers and employees of, and other individuals, excluding non-employee directors, providing bona fide services to or for, Price Group or any of its Affiliates, and prospective officers, employees and service providers who have accepted offers of employment or other service relationship from Price Group or its Affiliates.
(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

(p)    “Fair Market Value” means, unless otherwise determined by the Administrator, as of any date:
(i)    if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;
(ii)    if the principal market for the Common Stock is not a national securities exchange or an established securities market, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or
(iii)    if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method.
(q)    “Full Value Award” means an Award that results in Price Group transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Price Group transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.
(r)    “Good Reason” means, with respect to a Participant, during the 18-month period following a Change in Control, actions taken by Price Group or any of its Affiliates or any successor corporation or other entity in a Corporate Transaction resulting in a material negative change in the employment relationship of the Participant who is an officer or an employee in one or more of the following ways:
(i)    the assignment to the Participant of duties materially inconsistent with the Participant’s position (including offices, titles and reporting requirements), authority, duties or responsibilities, or a material diminution in such position, authority, duties or responsibilities, in each case from those in effect immediately prior to the Change in Control;
(ii)    a material reduction of the Participant’s aggregate annual compensation, including, without limitation, base salary and annual bonus and incentive compensation opportunity, from that in effect immediately prior to the Change in Control; or
(iii)    a change in the Participant’s principal place of employment that increases the Participant’s commute by 75 or more miles as compared to the Participant’s commute immediately prior to the Change in Control.
In order to invoke a Termination of Service for Good Reason, a Participant must provide written notice to Price Group, its Affiliate or any successor corporation or other entity in a Corporate Transaction with respect to which the Participant is employed or providing services (as applicable, the “Service Recipient”) of the existence of one or more of the conditions constituting Good Reason within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Service Recipient shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Service Recipient fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s Termination of Service must occur, if at all, within 90 days following the expiration of such Cure Period in order for such termination as a result of such condition to constitute a Termination of Service for Good Reason.
(s)    “Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.
(t)    “Nonqualified Option” means any stock option that is not an Incentive Stock Option.

(u)    “Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.
(v)    “Participant” means an Eligible Individual to whom an Award is or has been granted.
(w)    “Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.
(x)    “Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator; provided, however, that in the case of Qualified Performance-Based Awards, such performance goals shall be based on the attainment of specified levels of one or more Performance Metrics.
(y)    “Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.
(z)    “Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, one or more mutual funds or investment portfolios, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, mutual funds or investment portfolios, or an index covering multiple companies, mutual funds or investment portfolios:
(i)    Earnings or Profitability Metrics: any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;
(ii)    Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);
(iii)    Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;
(iv)    Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;
(v)    Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios); and/or
(vi)    Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes).
(aa)    “Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.
(bb)    “Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.
(cc)    “Plan” means this T. Rowe Price Group, Inc. 2012 Long-Term Incentive Plan, as set forth herein and as hereafter amended from time to time.
(dd)    “Price Group” means T. Rowe Price Group, Inc., a Maryland corporation.

(ee)    “Prior Plan” means Price Group’s 2001 Stock Incentive Plan and/or 2004 Stock Incentive Plan.
(ff)    “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 7(k).
(gg)    “Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).
(hh)    “Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).
(ii)    “Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period in accordance with Section 7(b)).
(jj)    “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
(kk)    “Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.
(ll)    “Termination of Service” means the termination of the Participant’s employment or consultancy with, or performance of services for, Price Group and its Affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Price Group and its Affiliates shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with Price Group and all Affiliates for any reason. A Participant will generally be treated as having terminated employment with Price Group and all Affiliates as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Price Group or any Affiliate after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Price Group or any Affiliate.
(mm)    “Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(nn)    “Unit” means a bookkeeping entry used by Price Group to record and account for the grant of the following Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.